Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 pertaining to share registration (including any amendments thereto) filed by HighPoint Resources Corporation to the references to our firm, in the context in which they appear, and to our audit report as of December 31, 2017, included in the Annual Report on Form 10-K of Bill Barrett Corporation for the fiscal year ended December 31, 2017, as well as in the notes to the financial statements included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

May 29, 2018